EXHIBIT 10(c)
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                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2003


                 SUMMARY OF PERFORMANCE COMPENSATION PROGRAM OF
                              PEOPLES BANCORP INC.

In late 1996, Peoples Bancorp Inc. ("Peoples") established the Performance Compensation Program (the "Program") in which all employees of Peoples and its subsidiaries are eligible to participate. The Program is designed to reward all employees for balanced growth and increased profitability. The amount of the award available for distribution is based upon Peoples' performance with regard to specified performance goals. In 2003, the incentive payout for certain officers, including executive officers, was based on Peoples' consolidated financial results and individual performance as it related to certain individual qualitative and quantitative incentive objectives specifically related to their areas of responsibility and aligned with overall corporate objectives. The incentive payout for all other employees was equally based on Peoples' consolidated financial results and an assessment of their performance based on their individual job requirements. The allocation of the bases for the payout percentage may be adjusted on an annual basis.

 In 2003, Peoples' corporate performance goals focused equally on improved earnings per share, return on average equity growth and improved non-interest income leverage ratio (a measure of operational efficiency, calculated as non-interest income as a percentage of operating non-interest expense). Individual or departmental performance goals vary with the area of responsibility and include such factors as sales, growth in loan balances outstanding, asset quality, non-interest income growth, profit growth in the participant's area of responsibility, effectiveness of strategic initiatives, etc. The Program compares current year performance to prior year and rewards employees for incremental growth in the key performance goals previously listed. Each corporate performance goal is weighted equally. The Program also establishes a range of payout percentages which reflect the extent to which Peoples has met corporate performance goals. Consequently, enhanced corporate performance in relation to the performance goals creates higher incentive bonuses. The payout percentages are tiered, based on the level of responsibility and authority of the employee. Additionally, the executive officers are required to defer 25% of their incentive payment for a period of three (3) years. They also have the option to defer the remainder until their normal retirement age. Interest is earned at the annual rate of 50% of return on average equity for the year, with a minimum of 0% and a maximum of 15%. This feature of the Program further aligns the interests of management and shareholders.

During the 2003 fiscal year, minimum corporate performance goals were not met resulting in no payout in 2004, for the 2003 fiscal year, to Mr. Evans and the other executive officers. Certain non-executive employees received payouts based upon an assessment of their performances.